AMENDMENT TO UNDERWRITING AGREEMENT

THIS AMENDMENT TO UNDERWRITING AGREEMENT (this “Amendment”) dated April 30, 2015 (the “Effective Date”), is entered into by and among Northern Lights Fund Trust, a Delaware statutory trust, having its principal office and place of business at 17605 Wright Street, Omaha, Nebraska 68130 (the “Trust”), Foreside Distribution Services, L.P., an Ohio limited partnership (“Foreside”), and Northern Lights Distributors, LLC, a Nebraska limited liability company (“NLD”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company, and is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets.

WHEREAS, NLD is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

WHEREAS, the Trust and NLD are parties to that certain Underwriting Agreement dated April 30, 2015 (as amended, the “Underwriting Agreement”), pursuant to which NLD has been retained as principal underwriter in connection with the offering and sale of the Shares of designated series of the Trust, including, without limitation, the Princeton Futures Strategy Fund (“PFS”).

WHEREAS, Foreside is registered as a broker-dealer under the 1934 Act, as amended, and is a member of FINRA.

WHEREAS, the Trust has approved Foreside to replace NLD as principal underwriter and distributor to PFS on the same terms and conditions as set forth in the Underwriting Agreement, and Foreside and the Trust wish to engage NLD to serve as sub-distributor with respect to PFS for the limited purpose of maintaining existing selling/dealer agreements (the “Existing Selling Agreements”) currently in place between NLD and certain selling broker-dealers with respect to PFS.

WHEREAS, the parties hereto wish to amend the Underwriting Agreement to join Foreside as a party thereto, to appoint Foreside as principal underwriter and distributor to PFS, and to provide for NLD’s engagement as sub-distributor to Foreside with respect to PFS.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Joinder of Foreside as Principal Underwriter and Distributor to PFS. The Underwriting Agreement hereby is amended to join Foreside as a party thereto to serve as principal underwriter and distributor to PFS, and Foreside agrees to be subject to the terms of the Underwriting Agreement as principal underwriter and distributor of PFS. All references in the Underwriting Agreement to “Northern Light Distributors, LLC” and/or “NLD” shall be deemed, to the extent applicable to Foreside’s serving as principal underwriter and distributor to PFS, to be references to Foreside.

2. NLD’s Engagement as Sub-distributor to Foreside. In order to preserve the Existing Selling Agreements, NLD hereby is appointed to serve as sub-distributor to Foreside with respect to PFS, and is authorized by Foreside and the Trust to maintain the Existing Selling Agreements. In consideration for its role in maintaining the Existing Selling Agreements (the “Services”), Foreside shall compensate NLD an annual amount of $1,000.00 (the “Service Fee”). The Service Fee shall be paid quarterly, in arrears within thirty (30) days following the end of each calendar quarter, and continuing thereafter for so long as any of the Existing Selling Agreements remains in effect. The Service Fee shall be the entirety of the consideration paid to NLD for the Services, and all obligations of the Trust owing to NLD pursuant to the Underwriting Agreement specifically pertaining to PFS shall terminate as of the Effective Date.

3. Additional Modifications to the Underwriting Agreement. From and after the Effective Date, the Underwriting Agreement shall be construed in all respects to give effect to the parties’ intent that Foreside shall be principal underwriter to PFS. In furtherance of, but without intending to limit, the foregoing, Revised Schedule B-78 shall be amended to reflect Foreside as the principal underwriter and distributor to PFS. Except as expressly modified hereby or as may be necessary to give effect to the foregoing and the intent of the parties that Foreside shall serve as principal underwriter to PFS, all other terms of the Underwriting Agreement shall continue without modification and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized persons, as of the Effective Date.

NORTHERN LIGHTS FUND TRUST	NORTHERN LIGHTS DISTRIBUTORS, LLC

By: /s/ Andrew Rogers	By: /s/ Brian Nielsen
Name: Andrew Rogers	Name: Brian Nielsen
Title: President	Title: Chief Executive Officer

Foreside Distribution Services, L.P.

By: /s/ Mark Fairbanks
Name: Mark Fairbanks
Title: President